Exhibit 99.1

Coach Reports Third Quarter Earnings Per Share of $0.30; up 76% and
 Ahead of Expectations; Raises Guidance for FY04; Results Driven by a
            42% Sales Gain and Continued Margin Expansion

    NEW YORK--(BUSINESS WIRE)--April 20, 2004--Coach, Inc. (NYSE:
COH), a leading marketer of modern classic American accessories, today announced a 76% increase in earnings per diluted share to $0.30 for its third fiscal quarter ended March 27, 2004. This substantial increase in earnings from the prior year's third quarter reflected a 42% gain in net sales combined with operating margin improvement.
    In the third quarter, net sales were $313.1 million, 42% higher than the $220.4 million reported in the same period of the prior year. Net income rose 83% to $58.3 million from $31.9 million a year ago, and earnings per share increased 76% to $0.30 compared with $0.17 the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.27 per share.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our outstanding third quarter sales reflect sustained momentum and market share gains in all channels of our business. These results again demonstrate the vitality of Coach and speak to our unique proposition as America's leading accessible luxury accessories brand. Consumers continue to embrace our distinctive and stylish products, which are well-made and offer excellent value. Further, our growth in profitability evidences our ability to drive continued margin improvement and leverage our expense base."
    During the quarter, gross profit rose 49% to $ 237.5 million from $159.8 million a year ago. Gross margin expanded by 340 basis points from 72.5% to 75.9%, driven by channel mix, sourcing cost initiatives and product mix. SG&A expenses as a percentage of net sales declined to 43.6%, a 500 basis point decrease from the 48.6% reported in the year-ago quarter, primarily due to leveraging the higher sales.
    For the nine months ended March 27, 2004, net sales were $983.0 million, up 36% from the $721.7 million reported in the first nine months of fiscal 2003. Net income rose to $196.1 million, up 68% from the $116.8 million reported a year ago.
    Third fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, increased 32% to $160.3 million from $121.6 million last year. Comparable store sales for the quarter rose 20.5%, with retail stores up 28.7% and factory store sales up 9.3%.

    -- Indirect sales rose 55% to $152.8 million from $98.8 million in the same period last year. All indirect businesses, including Coach Japan, U.S. department stores, international wholesale and special markets, contributed to this significant increase.

    Mr. Frankfort added, "Our exceptionally strong results this quarter are a continuation of the trend we have seen since we became a public company more than three years ago. Our business has been powered by consistently well-received new product flow, surging U.S. Coach store traffic and market share gains in Japan. Colorful spring offerings, driven by handbags and women's accessories, have drawn an enthusiastic response from consumers. We're particularly pleased with the performance of the Soho handbag collection across multiple fabrications and silhouettes, highlighted by the new flap hobo. In addition, we're also pleased with the continued strength of Hamptons - notably the updated carryalls, popular buckle demi and flap satchel. Last month, we also re-introduced Hamptons Weekend, a lightweight and functional group of sporty totes, which gives consumers a casual new option from Coach.
    "Our results in Japan were also very strong, as comparable locations again posted double-digit sales gains, and our new shops exceeded our expectations. In addition, just last week, we received a terrific reception at the opening of our newest Japanese flagship, located in the Marunouchi section of Tokyo. This 5,300 square foot store is our third flagship in Japan and is located in a recently re-developed area and hub for young Japanese working women."
    During the third quarter of fiscal 2004, the company opened two Coach retail stores, resulting in a total of 167 retail stores and 77 factory stores at March 27, 2004. Through Coach Japan, one location was added, bringing the total in Japan to 100.
    "We're well positioned to sustain accelerated growth through the rest of this quarter, as our momentum this month has continued throughout all channels of our business. As always we have a strong pipeline of fresh and innovative products planned. This month we re-launched our popular straw basket totes, which will be our Mother's Day feature as well. These totes and a new top-handled style use a variety of materials in combination with straw, including patent leather trim and leather appliques. Also in April, our Optic Signature group in pink, blue and green premiered in three handbag styles, in addition to scarves and hats. In May, our special edition Soft Cinched Tote returns with an all-store distribution in several colors in both Signature and leather fabrications. Also in the fourth quarter, we will be adding seven more retail stores in the U.S., bringing the total to 19 new retail stores in fiscal 2004."
    Mr. Frankfort concluded, "Looking ahead, we've never felt more positive about our prospects for growth, which rest on our distinctive proposition, strong brand equities, and expanding market share."
    The company now estimates 2004 sales of over $1.3 billion for the full fiscal year ending July 3, 2004, an increase of about 37% from prior year, and earnings per share of at least $1.32 or up 67% from last year, compared with analysts' current consensus estimate of $1.25. This reflects sales of at least $330 million and earnings per share of at least $0.30 for the fourth quarter, up 88% from the $0.16 reported for the same period in fiscal 2003 and above the analysts' consensus estimate of $0.26. For fiscal 2005, we expect sales growth of at least 19% to at least $1.55 billion, and earnings per share growth of at least 21% to least $1.60, compared with analysts' current consensus estimate of $1.51.
    Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, April 20, 2004. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-455-0032 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-800-947-4869. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              -------------------------------------------
           For the Quarters and Nine Months Ended March 27,
                        2004 and March 29, 2003
           -------------------------------------------------
                 (in thousands, except per share data)
                 ------------------------------------
                              (unaudited)
                              -----------

                                  QUARTER ENDED     NINE MONTHS ENDED
                               ------------------- -------------------
                               March 27, March 29, March 27, March 29,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------

 Net sales                     $313,073  $220,396  $982,961  $721,710

 Cost of sales                   75,556    60,589   252,392   213,837
                                --------  --------  --------  --------

 Gross profit                   237,517   159,807   730,569   507,873

 Selling, general and
  administrative expenses       136,648   107,060   397,371   314,918
                               --------  --------  --------  --------

 Operating income               100,869    52,747   333,198   192,955

 Interest income, net              (768)     (344)   (1,639)     (619)
                                --------  --------  --------  --------

 Income before income taxes
  and minority interest         101,637    53,091   334,837   193,574
 Income taxes                    38,114    19,644   125,567    71,624
 Minority interest, net of tax    5,212     1,594    13,192     5,186
                                --------  --------  --------  --------

 Net income                    $ 58,311  $ 31,853  $196,078  $116,764
                                ========  ========  ========  ========


 Basic net income per share    $   0.31  $   0.18  $   1.06  $   0.65
                                ========  ========  ========  ========

 Shares used in computing
  basic net income per share    187,006   180,462   185,251   178,775
                                ========  ========  ========  ========

 Diluted net income per share  $   0.30  $   0.17  $   1.02  $   0.63
                                ========  ========  ========  ========

 Shares used in computing
  diluted net income per share  193,569   186,492   192,147   184,929
                                ========  ========  ========  ========



                              COACH, INC.
                              -----------
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
          At March 27, 2004, June 28, 2003 and March 29, 2003
          ---------------------------------------------------
                            (in thousands)
                            --------------


                                       March 27,  June 28,   March 29,
                                          2004      2003        2003
                                       --------  --------    --------
                                     (unaudited)           (unaudited)
ASSETS

Cash and cash equivalents              $445,343  $229,176    $192,263
Receivables                              78,657    35,470      46,703
Inventories                             153,834   143,807     135,996
Other current assets                     46,978    40,085      29,670
                                        --------  --------    --------

Total current assets                    724,812   448,538     404,632

Property and equipment, net             134,506   118,547     109,370
Other noncurrent assets                  52,341    50,567      65,374
                                        --------  --------    --------

Total assets                           $911,659  $617,652    $579,376
                                        ========  ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                       $ 39,670  $ 26,637    $ 29,660
Accrued liabilities                     141,129   108,273     112,345
Subsidiary credit facilities             13,264    26,471      32,945
Current portion of long-term debt           115        80          80
                                        --------  --------    --------

Total current liabilities               194,178   161,461     175,030

Long-term debt                            3,420     3,535       3,535
Other liabilities                         5,086     3,572       3,448

Minority interest, net of tax            35,347    22,155      19,733

Stockholders' equity                    673,628   426,929     377,630
                                        --------  --------    --------

Total liabilities and stockholders'
 equity                                $911,659  $617,652    $579,376
                                        ========  ========    ========


    CONTACT: Coach
             Analysts & Media:
             Andrea Shaw Resnick, 212/629-2618